Exhibit 16.1

May 4, 2012

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in Item 4.01 of Form 8-K/A of Roomlinx, Inc., dated May 1, 2012 related to the dismissal of our firm as the registrant's independent registered public accounting firm.

Yours truly,

/s/ StarkSchenkein, LLP

StarkSchenkein, LLP
Denver, Colorado